EXHIBIT 99.1

INVESTOR CONTACT
Lynda A. Pandolfo
4Licensing Corporation
(646) 822-4208
lpandolfo@4LicensingCorp.com

4Kids Entertainment Resumes Trading Today As 4Licensing Corporation
After Successfully Emerging From Bankruptcy

NEW YORK (February 26, 2013) – 4Licensing Corporation (Pink Sheets: FOUR), specializing in the youth oriented market, previously trading as 4Kids Entertainment, Inc. (Pink Sheets: KIDEQ), has resumed trading today on the OTC Pink Sheets.  4Licensing Corporation (“4LC”) previously announced that it successfully emerged from protection under Chapter 11 of the United States Bankruptcy Code, with all creditors receiving 100 percent of allowed claims.

“We couldn’t be more thrilled about our successful restructuring,” said Bruce R. Foster, Interim Chief Executive Officer.  “Today we resume trading on the Pink Sheets as 4Licensing Corporation.  While the task ahead is great, we take the responsibility seriously and will work diligently to leverage all of the Company’s assets.  We are now beginning the road to recovery, one that will take time and require further patience from our shareholders, but will be keenly aimed at creating value,” Foster added.

“I am pleased that the Company has been restored to its shareholders and has reached the level of stability necessary to move forward,” said Jay Emmett, Chairman of the Board of Directors.  “We look to expand our brands and refocus our resources.  The Board of Directors, together with the management of the company, understands the challenges ahead, and we intend to meet those challenges – head on,” Emmett added.

About 4Licensing Corporation
4Licensing Corporation (“4LC”) is a licensing company specializing in the youth oriented market. Through its subsidiaries, 4LC licenses merchandising rights to popular children’s television series, properties and product concepts, builds up brands through licensing, develops ideas and concepts for licensing and plans to forge new license relationships in the sports licensing industry and develop private label goods that will be sold to retail or directly to consumers.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Important factors beyond the company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the company's properties and other factors could cause actual results to differ materially from the company's expectations.